Exhibit 10.20

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

SPONSORED RESEARCH AGREEMENT

This Agreement is between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (“Stanford”), an institution of higher education having corporate powers under the laws of the State of California having an office at 415 Broadway Street, 2nd Floor, MC 8854, Redwood City, CA 94063, and JASPER THERAPEUTICS, INC., a Delaware corporation (“Company”), having its principal place of business at 2200 Bridge Parkway, Suite 102, Redwood City, CA 94065.

Agreement Number:	SPO196173
Research Program Title:	Treatment of Fanconi Anemia patients in Bone Marrow Failure requiring allogeneic transplant with non-sibling donors at Stanford Lucile Packard Children’s Hospital.
Principal Investigator:	[…***…]
Effective Date:	September 1, 2020
End Date:	August 30, 2023
Contribution:	$900,000
Payment Schedule:	See Exhibit B

The duly authorized party representatives execute this Agreement, including all its terms and conditions.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY		JASPER THERAPEUTICS, INC.

Signature:	/s/ […***…]	Signature:	/s/ William Lis

Name:	[…***…]	Name:	William Lis

Title:	[…***…]	Title:	Executive Chairman & Interim CEO

Date:	August 31, 2020	Date:	August 24, 2020

I acknowledge that I have read this Agreement in its entirety and will use reasonable efforts to uphold my obligations and responsibilities under this Agreement.

PRINCIPAL INVESTIGATOR

Signature:	/s/ […***…]

Name:	[…***…]

Title:	[…***…]

Date:	August 30, 2020

SPONSORED RESEARCH AGREEMENT

1.	RESEARCH PROGRAM

1.1	Performance of the Research Program. Stanford will perform the Research Program described in Exhibit A, which is incorporated and made part of this Agreement. Stanford is fully responsible for all costs and operations for this Research Program. Stanford and the Principal Investigator will use reasonable academic efforts to carry out the Research Program in a timely manner, in accordance with all applicable laws and regulations, and consistent with generally accepted academic standards and practices.

1.2	Objectives. The performance of the Research Program is of mutual interest to Company and Stanford, and is consistent with the instructional, scholarship, and research objectives of Stanford as a nonprofit, tax-exempt, educational institution. This Agreement does not limit the freedom of individuals participating in this Research Program to engage in any other research. To the extent legally able, in the event that Principal Investigator pursues antibody conditioning clinical research funded by a for-profit entity outside of this Agreement in the Fanconi Anemia indication area during the Term, Principal Investigator will notify Company.

1.3	Principal Investigator. The Principal Investigator will be responsible for performance and supervision of the Research Program. If for any reason the Principal Investigator cannot conduct or complete the Research Program, Stanford will appoint a successor, subject to Company’s prior written approval, which shall not unreasonably be withheld. The Research Program may not be subcontracted or otherwise delegated to any person outside of the Principal Investigator’s lab or supervision without Company written approval.

1.4	Period of Performance. The Agreement is effective as of the Effective Date and terminates as of the End Date (“Term”).

2.	PAYMENT

2.1	Designation. This Agreement is designated as: Fixed Price. Company will pay Stanford the Contribution indicated on Page 1. Stanford may submit to Company a revised budget requesting additional funds if Company requests a change in the Research Program scope of work. Company will not be liable for any payment in excess of the Contribution except on Company’s written agreement. Stanford has the authority to rebudget costs at the reasonable discretion of the Principal Investigator, as long as the rebudgeting is consistent with the goals of the Research Program, and further provided that the Contribution shall be directed solely to the costs as described in the proposal unless Company otherwise expressly agrees in writing. Company is not entitled to […***…] if all Research Program commitments have been met. Stanford will promptly provide its customary final financial report upon Company’s written request.

2.2	Schedule. Company will pay Stanford in accord with the Payment Schedule on Page 1. Company will pay within 45 days of receipt of an undisputed invoice.

SPONSORED RESEARCH AGREEMENT

2.3	Payment by Check. Payments are to be made payable to Stanford University and mailed to the Sponsored Receivables Lockbox address below.

(A)	Electronic Copy. A PDF copy of the check should be forwarded to RFCS-receivables@list.stanford.edu to ensure that the check is received.

(B)	Reference Information. Each check payment must reference: the Research Program title, invoice number, SPO number, and the name of the Principal Investigator.

(C)	Payment Addresses. Company will send checks directly to the Sponsored Receivables Lockbox at one of the following addresses:

First Class Mail
Stanford University Lockbox
P.O. Box 44253
San Francisco, CA 94144-4253

Certified or Overnight Mail
WFB Lockbox Services
Attn: Stanford University, Dept #44253
3440 Walnut Ave, Bldg A, Window H
Fremont, CA 94538-2210

Client Service Officer: […***…]
[…***…]

2.4	Payment by Wire Transfer. For EFT transfers via ACH or wire, please include in the message field what the payment is for such as the Research Program title, invoice number, SPO number, and the name of the Principal Investigator.

ACH/Wire Transfer
Bank Name: Wells Fargo Bank
Address: 420 Montgomery Street, San Francisco, CA 94104-1207
Swift Code (Foreign): WFBIUS6S
Sort/Routing/ABA (Domestic): 121000248
Bank Account Number: […***…]
Bank Contact: […***…]

Remittance Advice Email: rfcs-receivables@lists.stanford.edu

2.5	Stanford Payment Contact.

Sponsored Receivables Management
485 Broadway, Third Floor
Redwood City, CA 94063-3136
RFCS-receivables@lists.stanford.edu
[…***…]

SPONSORED RESEARCH AGREEMENT

2.6	Company Payment Contact. Invoices to Company will be sent to:

Jasper Therapeutics
2200 Bridge Parkway, Suite 102
Redwood City, CA 94065
[…***…]
650-549-1400

2.7	Purchase Orders. To the extent any conflict arises between the terms of this Agreement and the terms of any purchase order issued by Company for payment, the terms of this Agreement shall govern.

2.8	Taxes. Stanford is a nonprofit 501(c)(3) corporation. The parties acknowledge that each party is responsible for its own tax filings and payments, if any.

3.	MATERIAL TRANSFER

3.1	Supply of JSP191. Company will provide to Stanford upon receipt of required documentation, on a timely basis, without charge, the quantities of the monoclonal antibody, JSP191 (“JSP191”), and other materials as specified in Exhibit D necessary for Stanford’s use in the Research Program.

3.2	Custody and Dispensing. Principal Investigator will maintain appropriate control of supplies of JSP191 and will not provide it to any third party without Company’s express prior written consent. Subject to Stanford’s compliance with the Research Program protocol, clinical samples containing JSP191 may be sent by Stanford to third parties solely for use in connection with the Research Program without Company’s express prior written consent. Except as may be expressly agreed to in writing by Company, Stanford and Principal Investigator will not use any JSP191 for any purpose other than performing the Research Program.

3.3	Destruction of Expired or Unused Samples. At Company’s written direction, Stanford will destroy or return any unused supplies of JSP191 at the termination or expiration of this Agreement, unless otherwise agreed to in writing by the parties.

3.4	Warranty. Stanford acknowledges that JSP191 is experimental in nature and provided “AS IS” and “WITH ALL FAULTS” and Company makes no, and hereby disclaims all, representations and warranties, express or implied, with respect to JSP191, including any and all warranties of accuracy, sufficiency, merchantability, fitness for a particular purpose, efficacy, and non-infringement of third party rights. Notwithstanding the foregoing, Company agrees that it will not supply to Stanford any JSP191 that Company knows was not produced or manufactured to the appropriate specifications as required by applicable law and regulations.

3.5	Subject Injury. If a human subject suffers an adverse reaction, illness, or injury which, was directly caused by a manufacturing defect of JSP191, Company shall reimburse for the reasonable and necessary costs of diagnosis and treatment of any subject injury, including hospitalization, but only to the extent such expenses are not attributable to (i) Stanford’s or the Principal Investigator’s negligence to the extent attributable to Stanford’s failure to adhere to the protocol for the Phase 1 and 2 clinical trials, gross negligence or willful misconduct or (ii) the natural progression of an underlying pre-existing condition or events.

SPONSORED RESEARCH AGREEMENT

4.	INTELLECTUAL PROPERTY

4.1	Definitions. “Technology” means all tangible materials, works of authorship, software, information, clinical data, IND transfer, and results developed solely by Stanford in the performance of the Research Program and funded under this Agreement. “Inventions” mean inventions conceived and reduced to practice solely by Stanford in performance of the Research Program and funded under this Agreement. For clarity, Technology excludes Inventions and intellectual property rights associated with such Inventions.

4.2	Ownership of Technology and Inventions. Stanford owns the entire right, title, and interest, in and to all Technology developed using Stanford facilities and by Stanford personnel under this Agreement (“Stanford Technology”). Stanford owns the entire right, title, and interest, in and to all Inventions developed using Stanford facilities and by Stanford personnel under this Agreement (“Stanford Inventions”).

4.3	Patentable Inventions. Stanford may file patent applications covering Stanford Inventions (“Stanford Patents”) at its own discretion and expense. Stanford will promptly provide Company with a disclosure of Stanford Inventions after a formal invention disclosure is received by Stanford’s Office of Technology Licensing (“Disclosure”). Company agrees to hold such disclosure on a confidential basis as long as it remains Confidential Information as defined in Section 6.2. To the extent legally able to do so, Stanford grants Company an exclusive option to license exclusively, Stanford’s rights in any Stanford Patents. Company will have […***…] days from its receipt of a Disclosure from OTL (“Patent Option Period”) to evaluate the invention disclosure and/or the Stanford Patent in confidence to determine whether it would like to take a field-limited license (for the use of JSP191) to Stanford’s rights in such Stanford Patent. If Company elects to license Stanford Patents pursuant to this Section 4.3, the parties will have […***…] days to negotiate a commercial license on commercially reasonable terms provided that during such negotiation and evaluation period: (a) Company agrees to reimburse Stanford for all out-of-pocket expenses incurred by Stanford for any patent filing, prosecution and maintenance in the United States and any foreign country elected, and (b) Company shall have the opportunity to review and comment on any such patent application(s) and the prosecution and maintenance of such patent rights and Stanford agrees to in good faith consider any such Company comments. For clarity, the clinical milestone payments set forth in Exhibit C do not apply to any license negotiated pursuant to this Section 4.3 or any other license related to Stanford Inventions. If Stanford and Company fail to complete license negotiations within the period specified in this Paragraph 4.3, Stanford shall have no further obligations of any kind to license Stanford Patents to Company.

SPONSORED RESEARCH AGREEMENT

4.4	Exclusive Option. To the extent legally able to do, Stanford grants Company an exclusive option to license exclusively, Stanford’s rights in Stanford Technology (“Technology Option”) in the field of commercialization of JSP191. After Stanford has collected the first […***…] of data from […***…] patients in the Phase 1 /2 trial or the number of patients that Stanford has treated to date with the available funding (with minimum of […***…] patients), Stanford shall share such patient data with Company on a confidential basis (“Patient Data”). Within […***…] months of the receipt of Patient Data, Company shall notify Stanford’s Office of Technology Licensing whether it intends to exercise the Option (“Technology Election Period”). Any such license will include diligence milestone terms, retained rights and other terms that are standard in an exclusive license. As consideration for the exclusive license to Stanford Technology, Stanford will receive clinical milestone payments on a schedule set forth in Exhibit C.

4.5	Negotiation Period and Non-Election. If Company does not provide written notice of election to Stanford within the Election Period, Stanford has no further license obligations to Company. If Stanford and Company fail to complete license negotiations within […***…] after written election (“Negotiation Period”), Stanford has no further obligations of any kind to license Stanford Technology to Company.

4.6	Assignment. Stanford represents that all of its employees, students, and consultants who participate in the Research Program will be obligated to assign to Stanford all their rights in patentable or copyrightable Technology.

4.7	Expendables and other equipment. Stanford owns all expendables and equipment purchased or fabricated to perform the Research Program.

4.8	Other Intellectual Property. For the avoidance of doubt, all intellectual property developed outside of this Agreement shall remain the property of its owner. Except as explicitly provided in this Agreement, neither party receives any right to the other’s intellectual property developed outside of this Agreement.

5.	REPORTS AND DATA

5.1	Reports. Within […***…] of the occurrence of any Adverse Event (as defined by applicable FDA regulations) the Principal Investigator shall report each Adverse Event related to JSP191 or that otherwise occurs during the trials to the Company and provide reasonable assistance in any needed investigation(s) arising from such a report. The Principal Investigator will provide a preliminary report summarizing key safety and efficacy parameters after […***…] of data have been collected on each of the first […***…] patients. The Principal Investigator will provide a final report to Company within […***…] of the End Date. The report will summarize the Research Program findings.

5.2	Human Subjects Data. Stanford will provide Company data generated from human subjects by Stanford under this Agreement and any Phase 1 /2 clinical trial (“Human Subjects Data”).

5.3	De-identification. All individually identifiable health information has been removed from Human Subjects Data. Human Subjects Data does not include “Protected Health Information” (“PHI”) as defined in 45 C.F.R. Section 160.103. Should Company inadvertently receive Human Subjects Data that has not been completely de-identified, or otherwise identifies a subject, Company shall notify Stanford immediately and shall follow Stanford’s written instructions for handling, which may include return or destruction of the identifiable information.

SPONSORED RESEARCH AGREEMENT

5.4	Restrictions. Company will use the Human Subjects Data only for evaluation purposes related to this Agreement. The Company may provide Human Subjects Data to any regulatory authority for JSP191 or any third party to the extent necessary or desirable for safety related reporting. If Company desires to use or disclose the Human Subjects Data for any other purpose, Company must have executed the Exclusive Option or obtain prior written consent from Stanford.

5.5	No Further Access or Transfer. Except for contractors and consultants and other third parties performing services for or on behalf of the Company and under obligations of confidentiality, and other than safety data which may be necessary or desirable to be disclosed to third parties for safety purposes, Company will not disclose or transfer the Human Subjects Data to any third party without prior written consent from Stanford unless the Company has executed the Exclusive Option pursuant to Section 3.4 or such information has been published or otherwise publicly disclosed by Stanford.

5.6	Confidentiality. Notwithstanding anything to the contrary, Human Subjects Data shall be Stanford Confidential Information, regardless whether it is labeled as such.

5.7	No Re-identification or Contact. Company acknowledges and agrees that: (1) Company will not attempt to re-identify or otherwise determine the identity of any Human Subject or other individual who may be the subject of the Human Subjects Data, and will not attempt to contact any such individuals for any purpose, and (2) considerable harm may ensue if Company (or any recipient of the Human Subjects Data) intentionally or negligently allows the disclosure, release or publication of information that identifies such individuals. In the event Company becomes aware that Company inadvertently receives identifiable information or otherwise identifies an individual, Company will promptly notify Stanford and follow Stanford’s reasonable written instructions, which may include return or destruction of the identifiable information.

5.8	Data Security. Company will follow data security best practices for receipt, storage and use of Human Subjects Data, and specifically agrees that it will:

(1)	implement and maintain commercially reasonable and appropriate physical, technical, and organizational security measures designed to protect the Human Subjects Data against accidental or unlawful loss, destruction, alteration, unauthorized disclosure or access, and all other unlawful forms of collection or use, consistent with Stanford’s Minimum Security Standards set forth at minsec.stanford.edu;

(2)	assist Stanford as reasonably requested to respond to requests from government authorities, data subjects, or others to provide information (including details of the activities performed by Company) related to Company’s processing of the Human Subjects Data;

SPONSORED RESEARCH AGREEMENT

(3)	Only process the Human Subjects Data on its systems or facilities to the extent necessary to perform its obligations contemplated by the parties under this Agreement.

(4)	maintain reasonably accurate and up-to-date logs and records of the processing of the Human Subjects Data;

(5)	not lease, sell, distribute, or otherwise encumber the Human Subjects Data for any purpose; and

(6)	promptly notify Stanford of any investigation, litigation, arbitrated matter, or other dispute relating to Company’s security or privacy practices as it may directly and materially relate to Company’s performance of its obligations to Stanford under this Agreement.

5.9	Notice of Data Incidents. Company shall without undue delay (within […***…] of confirmation) notify Stanford of becoming aware that any of the following occur:

(1)	any unmitigated, material security vulnerability, or weakness of which Company has actual knowledge, in either Stanford’s or the Company’s systems or networks that has compromised the Human Subjects Data;

(2)	any successful, imminent or significant threat of unauthorized access, use, disclosure, breach, modification, theft, loss, corruption or destruction of information, or any interference with information technology or system operations, that negatively impacts the confidentiality, integrity, and availability of the Human Subjects Data; or

(3)	any known failure or inability to maintain material compliance with requirements of this Agreement or any applicable law.

6.	PUBLICATION

6.1	Objective. The basic objective of research activities at Stanford is the generation of new knowledge and its expeditious dissemination for the public’s benefit. Each party will cooperate with the other in meeting this objective.

6.2	Confidential Information. “Confidential Information” means, confidential, scientific, business or financial information that is provided in written form and clearly marked as confidential that is disclosed by one party to the other, provided that such information:

(A)	is not publicly known or available from other sources who are not under a confidentiality obligation to the source of the information;

(B)	has not been made available by its owners to others without a confidentiality obligation;

(C)	is not already known by or available to the receiving party without a confidentiality obligation;

(D)	is not independently developed by the receiving party; or

(E)	does not relate to potential hazards or cautionary warnings associated with the performance of the Research Program, and is not required to be disclosed under operation of law.

SPONSORED RESEARCH AGREEMENT

6.3	Non-Use and Non-Disclosure Obligations. In connection with this Agreement, each party may disclose or make Confidential Information available to the other party. As a condition to being provided with any disclosure or access to the other party’s Confidential Information, the receiving party shall:

(A)	Hold all of the other party’s Confidential Information in strict confidence, not use it any way, commercial or otherwise, except in performing its obligations or exercising its rights under and in accordance with this Agreement.

(B)	Safeguard the Confidential information from unauthorized use, access, or disclosure, using a reasonable degree of care.

The receiving party’s obligations of non-use and non-disclosure for Confidential Information shall remain in force for […***…] after the date of disclosure.

6.4	Review. As a matter of basic academic policy, Stanford retains the right at its discretion to publish freely the results of the Research Program. Stanford will provide Company with a copy of any manuscript or other publication at the time it is submitted for publication. Company may review the manuscript or publication:

(A)	To ascertain whether Company’s Confidential Information would be disclosed by the publication;

(B)	To identify potentially patentable Technology so that appropriate steps may be taken to protect the Technology;

(C)	To confirm that the privacy rights of individuals are adequately protected; and

(D)	to ensure that the safety profile of JSP191 is reflective of the data (including Human Subjects Data) provided to Company.

6.5	Comments. Company will provide comments, if any, within […***…] of receiving the manuscript or publication (“Review Period”). Stanford may publish the manuscript or publication after the Review Period unless Company has requested the filing of a patent application. In this case, Stanford will delay publication for up to […***…] for patent filing. If Company does not provide any comments within the Review Period, then Stanford may publish the Results without further modification.

6.6	Acknowledgment. Stanford will acknowledge Company in publications for its sponsorship of the Research Program.

SPONSORED RESEARCH AGREEMENT

7.	EARLY TERMINATION

7.1	Termination by either party. Either party may terminate this Agreement upon 60 days’ written notice. If this Agreement is terminated before the End Date by Company, Company will pay the reasonable cost incurred by Stanford in winding down and terminating the Research Program, including the cost of the Research Program during the wind-down period and all related costs and non-cancelable commitments made before termination; provided that in no event shall Company’s total obligation pursuant to this Section, when combined with any other amounts paid by Company pursuant to this Agreement, exceed the Contribution amount. If Company terminates this Agreement without cause, Jasper shall not be granted any licenses under this Agreement to commercially exploit any Human Subjects Data, Stanford Inventions, Stanford Technology, and any results received from Stanford as a result of its performance of this Agreement, provided that Jasper will at all times both during and after the term of this Agreement have and retain the right to submit safety data (including applicable Human Subjects Data) to regulatory authorities and to any other third party to the extent necessary or desirable for safety related reporting. After termination, Stanford will submit a final report of all costs incurred and all funds received under this Agreement. The report will be accompanied by a check for funds remaining after allowable costs and non-cancelable commitments have been paid, provided the funds exceed $100. In no case shall the total funds paid to Stanford by the Company due to termination plus any payments made or due under Exhibit B exceed the Contribution amount.

7.2	Termination for failure to pay. Stanford reserves the right to cease performance and terminate this Agreement immediately if Company fails to pay any undisputed invoice within 60 days of receipt.

8.	NOTICE

8.1	All Notices. All notices under this Agreement are deemed fully given when written, addressed, and sent as follows:

All notices to Company are mailed or emailed to:
Jasper Therapeutics, Inc.
2200 Bridge Parkway, Suite 102
Redwood City, 94065
[…***…]
cc: […***…]
650-549-1400

All notices to Stanford are e-mailed or mailed to:
[…***…]
415 Broadway Street
2nd Floor, MC 8854
Redwood City, CA 94063
ico@stanford.edu
cc: Principal Investigator

8.2	Either party will provide written notice to the other of a change in address.

SPONSORED RESEARCH AGREEMENT

9.	PUBLICITY

Company will not use: (i) Stanford’s name or trademarks, (ii) the name or trademarks of any organization related to Stanford, or (iii) the name of any Stanford faculty member, employee, student or volunteer without the prior written consent of Stanford. Permission may be withheld at Stanford’s sole discretion. This prohibition includes, but is not limited to, use in press releases, advertising, marketing materials, other promotional materials, presentations, case studies, reports, websites, software application or interfaces, and other electronic media. Stanford acknowledges that Company intends to issue a press release regarding the Research Program and Stanford agrees to not unreasonably withhold its consent to any such press release.

10.	INDEMNITY

Each party will indemnify, defend, and hold harmless the other party and its trustees, directors, officers, employees, agents, volunteers, subcontractors, and students (“Indemnitees”) from any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with claims, suits, actions, demands, or judgments arising out of or connected with: (a) the negligence, gross negligence or willful misconduct of the indemnifying party, except to the extent that the liability or claim arises out of or relates to the negligence or willful misconduct of an Indemnitee. Notwithstanding the foregoing, Company will indemnify, defend, and hold harmless Stanford and its Indemnitees from any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Stanford Indemnitees or any one of them in connection with claims, suits, actions, demands, or judgements arising out of or connected with Company’s use of results of the Research Program, any intellectual property rights granted herein, and Company’s use of Human Subjects Data and any Reports, except to the extent that the liability or claim arises out of or relates to a Stanford Indemnitee’s negligence to the extent attributable to Stanford Indemnitee’s failure to adhere to the protocol for the Phase 1 and 2 clinical trials, gross negligence or willful misconduct. Each party will promptly notify the indemnifying party of any claim and will cooperate in the defense of the claim. This indemnity will not be deemed excess coverage to any insurance or self-insurance Stanford may have covering a claim. Company’s indemnity will not be limited by the amount of Company’s insurance.

11.	INSURANCE

11.1	Stanford Coverage. Stanford will maintain worker’s compensation insurance or other coverage on its employees as required by California law, and will self-insure or maintain insurance covering its liability under this Agreement, which Stanford represents will be sufficient to cover its maximum liability under this Agreement.

SPONSORED RESEARCH AGREEMENT

11.2	Company Coverage. Company will procure and maintain during the term of this Agreement comprehensive liability and product liability insurance to the full amount of Company insurance limits, but in no event less than $[…***…] per occurrence, with a reputable and financially secure insurance carrier. The insurance will include The Board of Trustees of the Leland Stanford Junior University, its trustees, directors, officers, employees, agents, subcontractors, volunteers and students as additional insureds with respect to this Agreement. This insurance will be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.

(A)	Certificate. Before executing the Agreement, Company will provide Stanford with a Certificate of Insurance evidencing primary coverage and requiring […***…] days’ prior written notice to Stanford of cancellation or material change. Company will advise Stanford in writing that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth in Section 11.2. Conditions of the Certificate of Insurance will be subject to approval in advance by Stanford’s Office of Risk Management.

(B)	Primary Coverage. Company’s insurance will be primary coverage. Stanford’s insurance or self-insurance will be excess and noncontributory.

(C)	Continued Coverage. If Company’s insurance is written on a claims-made basis, as opposed to an occurrence basis, Company will purchase the coverage necessary to ensure continued and uninterrupted coverage of all claims, including those made after the policy expires or is terminated.

11.3	No Expanded Liability. For the avoidance and doubt, and notwithstanding anything in this Section 11 to the contrary, the obligations of each party to have, procure, or maintain insurance shall not expand the scope of a party’s responsibilities under this Agreement or expand the scope of or increase the amount of a party’s liability under this Agreement.

12.	HUMAN SUBJECTS RESEARCH AND PROTECTION

12.1	Human Research Protection Program. Company acknowledges that Stanford has a human research protection program (“HRPP”) established in accordance with the principles and standards of the Association for the Accreditation of Human Research Protection Programs that is applicable to all research involving human subjects, including the Research Program, that includes: (i) submittal for prospective and continuing review to Stanford’s institutional review board (“IRB”) under the federal regulations governing the protection of human research subjects, (ii) obtaining consent from human research subjects as specified in those regulations, (iii) conducting the research in accordance with ethical standards such as the Belmont Report.

12.2	Communication Concerning Certain Events Affecting Research Participants. In furtherance of Stanford’s HRPP, Company agrees:

(A)	to notify promptly the Principal Investigator and/ or the Stanford IRB directly, of (i) non-compliance with the Research Program in Exhibit A or applicable laws, particularly those laws related to human research subjects, that would reasonably be expected to affect the safety or welfare of participating subjects; (ii) serious adverse events that have been reported to the FDA or other governmental agency in relation to the Research Program at Stanford or any other site that would reasonably be expected to affect the safety or welfare of participating subjects; and (iii) unanticipated problems in the Research Program at Stanford or any other site that that would reasonably be expected to affect the safety or welfare of participating subjects; and,

SPONSORED RESEARCH AGREEMENT

(B)	to develop a plan of communication to subjects with Stanford’s Principal Investigator that is acceptable to Stanford’s IRB when new findings or results of the Research Program would reasonably be expected to affect the safety or welfare of participating subjects or directly affect their current or future safety or medical care.

12.3	Data and Safety Monitoring Reports. Each party will provide the other party with any data and safety monitoring reports related to the Research Program that would reasonably be expected to affect the safety and welfare of current or former Research Program participants. During the Research Program and for at least […***…] following the completion of the Research Program at all sites, each party will provide the other party and Principal Investigator with a written report of any routine monitoring findings in site monitoring reports and data safety monitoring committee reports to the extent such findings or reports would reasonably be expected to affect the safety and welfare of current or former Research Program participants.

13.	NO WARRANTIES

13.1	No Guarantee. Company acknowledges that the Research Program is a scientific undertaking and, consequently, Stanford will not guarantee any particular outcome or specific yield.

13.2	Disclaimer of Warranties. Except as otherwise stated in this Agreement, each party agrees the rights granted in this Agreement are AS IS and WITH ALL FAULTS. Each party makes no representations and extends no warranties of any kind, either express or implied. Among other things, each party disclaims any express or implied warranty:

(A)	of merchantability, of fitness for a particular purpose,

(B)	of non-infringement or,

(C)	arising out of any course of dealing.

14.	GENERAL PROVISIONS

14.1	Laws and Regulations. Both parties are subject to all local, state and federal laws and regulations applicable to its obligations under this Agreement.

14.2	Export Control. Both parties agree to adhere to U.S. export laws and regulations, where applicable. Company agrees that it will not disclose Confidential Information that contains technology or technical data identified on any U.S. export control list, including the Commerce Control List (“CCL”) at 15 C.F.R. 774 and the U.S. Munitions List (“USML”) at 22 C.F.R. 121. Proposed disclosures of Confidential Information by Company that include technology or technical data other than that classified as EAR99 will be negotiated pursuant to a separate agreement with Stanford.

SPONSORED RESEARCH AGREEMENT

14.3	Animal Studies. Stanford does not conduct animal studies that are intended to support applications for research or marketing permits for FDA-regulated products (as described in Title 21, Code of Federal Regulations (CFR) Part 58-Good Laboratory Practice (GLP) for Nonclinical Laboratory Studies).

14.4	Dispute Resolution. If any dispute arises between the parties in connection with payments due under this Agreement that cannot be resolved by mutual agreement after meetings between the parties, it will be finally settled under the JAMS Comprehensive Arbitration Rules and Procedures, by one or more arbitrators appointed in accordance with the Rules. Arbitration will be held in Palo Alto, California, or another mutually agreed upon location.

14.5	Assignment. Neither party may assign this Agreement without prior written consent of the other party, except that Company shall be permitted to assign this Agreement without Stanford’s consent to any of Company’s affiliates or in connection with the acquisition of Company by merger, sale of all (or substantially all) of Company’s assets, or other sale of equity or reorganization resulting in a change of 50% or more in the ownership of Company’s stock, provided the assignee or successor has agreed to assume all of the obligations of Company hereunder. In the event of such assignment, Company or the assignee shall promptly notify Stanford.

14.6	Severability. If any provision of this Agreement becomes or is declared illegal, invalid, or unenforceable, the provision will be divisible from this Agreement and deemed to be deleted from this Agreement. If the deletion substantially alters the basis of this Agreement, the parties will negotiate in good faith to amend the provisions of this Agreement to give effect to the original intent of the parties.

14.7	Independent Contractors. Stanford and Company are independent contractors and neither is an agent, joint venturer, or partner of the other.

14.8	Governing Law. This Agreement is governed by the laws of the State of California, without regard to its conflict of laws doctrine. Any legal action involving this Agreement or the Research Program will be adjudicated in the State of California.

14.9	Non-Discrimination. Stanford shall follow its normal employment policies, which prohibit discrimination against any employee or applicant for employment on the basis of race, color, creed, religion, national origin, sexual preference, marital status, age, sex, or handicap (except where bona fide occupational qualification so requires), with respect to this Agreement. Qualified individuals will not be denied the opportunity to contribute to the work conducted at Stanford under this Agreement on the basis of citizenship.

14.10	Force Majeure. Stanford is not liable for any failure to perform as required by this Agreement if the failure to perform is caused by circumstances reasonably beyond Stanford’s control, such as labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotions, acts of aggression, acts of God, energy or other conservation measures, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, theft, pandemics, or other occurrences.

SPONSORED RESEARCH AGREEMENT

14.11	Prevailing Terms. In the event of any inconsistency between the terms of this Agreement and the documents referenced or incorporated into this Agreement, the terms of this Agreement prevail.

14.12	Entire Agreement. This Agreement represents the entire agreement and understanding between the parties with respect to its subject matter. It supersedes all prior or contemporaneous discussions, representations, or agreements, whether written or oral, of the parties regarding its subject matter.

14.13	Amendments or Changes. Amendments or changes to this Agreement must be in writing and signed by the parties’ authorized representatives.

14.14	Electronic Signatures. The parties to this Agreement agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this Agreement in a court of law based solely on the absence of an original signature.

14.15	Counterparts. This Agreement and any amendment to it may be executed in counterparts and all of these counterparts together shall be deemed to constitute one and the same agreement.

[Signatures on front page]

SPONSORED RESEARCH AGREEMENT

Exhibit A

Research Program Description

Fanconi Anemia clinical trial execution: Stanford shall financially sponsor and execute a Phase 1/2 clinical trial utilizing Jasper’s antibody candidate, JSP191, to treat Fanconi Anemia patients in Bone Marrow Failure requiring allogeneic transplant with non-sibling donors at Stanford Lucile Packard Children’s Hospital.

Roles:

Sponsor: […***…]

PI: […***…]

IND/Data/IP rights: Stanford CDCM will hold the IND for the Phase 1 / 2 trial as well as its rights to all data and IP generated until licensed and transferred to Jasper under the appropriate option exercise at the end of the clinical trial.

Clinical trial information:

The CDCM will provide the following:

●	Protocol development

●	IND preparation and submission

●	Patient relations. Includes engagement with patient organizations and education to community regarding treatment options (including research related treatments, as appropriate.

●	Project management from planning stage through close of the clinical trial

o	Operational oversight

o	Financial oversight

o	Communications (including steering committee and team meetings)

o	Safety data receipt, processing and reporting to FDA, Jasper and IRB

o	Generation of IND Annual Report to FDA

SPONSORED RESEARCH AGREEMENT

Exhibit B

Payment Schedule for Contribution

Milestone	Payment Amount (US Dollars)
Submission of […***…] to the FDA	$	[…***…]
Enrollment of […***…]	$	[…***…]
[…***…]	$	[…***…]

Stanford shall issue invoices to Company upon completion of each milestone.

SPONSORED RESEARCH AGREEMENT

Exhibit C

Milestone Payments for Exclusive License

Milestone		Payment Amount (US dollars)
[…***…]	$	[…***…]
[…***…]	$	[…***…]
[…***…]	$	[…***…]
[…***…]	$	[…***…]
[…***…]	$	[…***…]

SPONSORED RESEARCH AGREEMENT

Exhibit D

Jasper Provided Items

JSP191 Drug Product

JSP191 Investigator’s Brochure

JSP191 Storage and Handling Instructions